Exhibit 10.104

UNITED STATES BANKRUPTCY COURT

Central District of California

[GRAPHIC]

I hereby attest and certify that on Oct 15,2004 the attached reproduction(s), containing 36 pages, is a full, true and correct copy of the complete document entitled: Order Authorizing and approving Sale of “Applause” trademark and certain which includes: ☐ Exhibits ☒ Attachments

on file in my office and in my legal custody at the marked location:

☐	300 North Los Angeles Street	☐	3420 Twelfth Street, Suite 125
	Los Angeles, CA 90012		Riverside, CA 92501-3819

☐	411 West 4th Street, Suite 2074	☐	1415 State Street
	Santa Ana, CA 92701-4593		Santa Barbara, CA 93101-2511

☒	21041 Burbank Boulevard
Woodland Hills, CA 91367

Jon D. Ceretto, Clerk of Court

By:	/s/ ELLEN HOLBART
Deputy Clerk

THIS CERTIFICATION IS VALID ONLY WITH THE

UNITED STATES BANKRUPTCY COURT SEAL.

COPY

Howard J. Weg (State Bar No. 91057)
Scott F. Gautier (State Bar No. 211745)
Lisa S. Tahk (State Bar No. 218401)
PEITZMAN, WEG & KEMPINSKY LLP
1801 Avenue of the Stars, Suite 1225
Los Angeles, CA 90067
Telephone: (310) 552-3100	[SEAL]	[SEAL]
Telecopier: (310) 552-3101	ENTERED	FILED
	OCT 15 2004	OCT 15 2004
Proposed Attorneys for Applause, LLC	Clerk U.S. Bankruptcy Court	Clerk U.S. Bankruptcy Court
Debtor and Debtor In Possession	Central District of California	Central District of California
	By Deputy Clerk	By Deputy Clerk

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

SAN FERNANDO VALLEY DIVISION

In re	Case No.: SV 04-15821-AG

APPLAUSE, LLC,	Chapter 11

Debtor.	ORDER AUTHORIZING AND
APPROVING SALE OF “APPLAUSE”
TRADEMARK AND CERTAIN RELATED
ASSETS FREE AND CLEAR OF ALL
LIENS, CLAIMS, ENCUMBRANCES AND
OTHER INTERESTS PURSUANT TO
SECTION 363 OF THE BANKRUPTCY
CODE

Debtor’s Business Address:	Date:	October 14, 2004
23942 Lyons Avenue	Time:	2:30 p.m.
Newhall, CA 91321	Place:	Courtroom 302
21041 Burbank Blvd.
Federal Tax I.D. No.: 95-4846994		Woodland Hills, CA

The Motion Of Debtor For Order Authorizing And Approving State Of “Applause” Trademark and Certain Related Assets Free And Clear Of All Liens, Claims, Encumbrances And Other Interest Pursuant To Section 363 Of The Bankruptcy Code (the “Motion”), filed by the above-captioned debtor (the “Debtor”), came on for hearing before the Honorable Arthur M. Greenwald, United States Bankruptcy Judge, on October 14, 2004, at 2.30 p.m. (the “Hearing”). Appearances were made as reflected in the Bankruptcy Court’s record. Capitalized terms used herein shall have the meanings ascribed to them in the Motion, unless otherwise defined in this Order.

Pursuant to the Motion, the Debtor seeks to sell to Russ Berric and Company, Inc. or the highest bidder all of the Debtor’s right, title and interest in certain of the Debtor’s intellectual property assets

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and related assets, as defined in the Motion (collectively, the “Acquired Intellectual Property”), and certain of the Debtor’s inventory products manufactured under specific licenses, as defined in the Motion (collectively, the “Inventory Assets” and together with the Acquired Intellectual Property, the “Purchased Assets”), free and clear of all liens, claims, encumbrances and other interests pursuant to an Amended and Restated Trademark Purchase Agreement, a copy of which was attached as Exhibit A to the Declaration of David W. Socha accompanying the Motion.

On or about September 20, 2004, the Debtor served notice of (1) the hearing date on the Motion and (2) the proposed Sale Procedures (the “Sale Notice”), by U.S. mail on the following entities: (i) the Office of the United States Trustee, (ii) all parties that have filed requests for special notice in this case, (iii) all parties identified on the Debtor’s Master Mailing Matrix , and (iv) all parties that may have asserted liens on or interests in the Purchased Assets.

On September 23, 2004, the Debtor filed and served the Motion Of the Debtor For Order: (1) Establishing Sale Procedures For Sale Of Certain of Debtor’s Intellectual Property Assets and Certain Related Properties, (2) Approving Break-Up Fee, And (3) Approving Form And Manner Of Notice Of Sale (the “Sale Procedures Motion”). The Sale Procedures Motion was granted on September 28, 2004 (the “Sale Procedures Order”). The Bankruptcy Court did not approve the proposed break-up fee in the Sales Procedures Order, but otherwise approved the Sale Procedures Motion proposed by the Debtor.

On September 30, 2004, the Debtor filed the Notice of Amendment to the Amended and Restated Trademark Purchase Agreements dated September 21, 2004 and served copies on (i) the Office of the United States Trustee, (ii) all parties that filed requests for special notice, (iii) all parties that may have asserted liens on, or interests in, the Purchased Assets and (iv) the Debtor’s 20 largest unsecured creditors.

On September 30, 2004, the debtor served an amended Notice of Proposed Sale and Court Approved Sale and Bidding Procedures for Sale of “Applause” Trademark and Certain Related Assets Free and Clear of Liens, Claims, Encumbrances and Other Interests (the “Amended Sale Notice”) by U.S. mail on all entities who received the Sale Notice.

On September 30, 2004, Mcllhenny Company served an Opposition to Motion of Debtor for Order Authorizing Sale of “Applause” Trademark and Certain Related Assets Free and Clear of All

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Liens, Claims, Encumbrances and Other Interests Pursuant to Section 363 of the Bankruptcy Code; Declaration of J. Rodgers Lunsford in Support Thereof (the “Opposition”). On October 7, 2004, the Debtor filed and served a reply to the Opposition (the “Reply”) and an objection to the Declaration of J. Rodgers Lunsford in Support of the Opposition (the “Objection”).

On October 12, 2004 the Debtor filed and served the Declaration of Gerard N. Casale, Jr. in Support of Motion of Debtor for an Order Authorizing and Approving Sale of “Applause” Trademark and Certain Related Assets (the “Marketing Declaration”).

At the hearing on the Sale Motion,  Russ Berrie and Company, Inc. (the “Buyer”) submitted the highest bid for the Purchased Assets in the amount of $7,550,000 (the “Purchase Price”) on the terms and conditions stated in the Amended and Restated Trademark Purchase Agreement, with any modifications either interlineated into the agreement and/or read into the record at the Sale Hearing (as modified, the “Sale Agreement”). A true and correct copy of the Sale Agreement is attached hereto as Exhibit A.

After consideration of the Motion and accompanying supporting papers, the Sale Procedures Order, the Sale Notice, the Amended Sale Notice, the Opposition, the Reply, the Objection, the Marketing Declaration, the bids submitted at the auction, the arguments of counsel, the files and records in this chapter 11 case, and sufficient cause appearing, the Bankruptcy Court made the Findings of Fact and Conclusions of Law entered concurrently herewith. Accordingly, it is hereby

ORDERED THAT:

A.                                   The Opposition filed by Mcllheny Company and any other opposition to the Motion, to the extent not withdrawn at or prior to the Hearing, is hereby overruled.

B.                                     The Debtor is authorized to enter into and perform the Sale Agreement and to sell, assign and transfer the Acquired Intellectual Property to Buyer pursuant to the Sale Agreement. On the Closing Date (as defined in the Sale Agreement) the Debtor shall sell, assign and transfer all rights, title and interest in and to the Acquired Intellectual Property to Buyer free and clear of all liens, claims, encumbrances and other interests (collectively the “Liens”) of any and every kind whatsoever pursuant to the terms of the Sale Agreement.

C.                                     The Debtor is authorized to sell the Inventory Assets pursuant to the Sale Agreement.

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On the Closing Date (as defined in the Sale Agreement), the Debtor shall sell, assign and transfer all rights, title and interest in and to the Inventory Assets free and clear of all Liens of any and every kind whatsoever.

D.                                    All Liens shall attach to the proceeds of the sale with the same priority, validity and enforceability, if any, as they had had against the Acquired Intellectual Property and the Inventory Assets.

E.                                      From the proceeds of the sale authorized by this Order, the Debtor shall pay the amounts claimed by Wells Fargo Business Credit, Inc. (“Wells Fargo”) to be secured by the assets that are sold, under a full reservation of all rights and claims of the Debtor, all creditors and other parties in interest to object to, challenge or recover the claims and Liens asserted by Wells Fargo. Payment to Wells Fargo may be made as soon as Wells Fargo has agreed, and the Court has authorized the Debtor under section 364 of the Bankruptcy Code, to put in place a substituted and reduced secured revolving credit facility based on the Debtor’s receivables and inventory, consistent with the Debtor’s operations following the sale, and Wells Fargo’s lending criteria, or, if no such loan is agreed to or is approved by the Court, such funds may be disbursed based on further order of the Court on the motion of a party in interest (including Wells Fargo). Based upon any such objection or challenge, the Debtor or any creditor or party interest may by motion seek to require Wells Fargo to return any of the sale proceeds to the Debtor’s estate. Wells Fargo has agreed that it will remain subject to the jurisdiction of the Bankruptcy Court in this case and that it will immediately return to the estate any amount of the sales proceeds the Bankruptcy Court may reasonably determine it is not entitled to retain.

F.                                      Buyer shall be entitled to the protections afforded a good faith purchaser under section 363(m) of the Bankruptcy Code with respect to the Buyer’s purchase of the Purchased Assets.

G.                                     The Debtor is authorized to execute and deliver all documents and instruments and to take all actions necessary to effectuate the Sale Agreement, which Sale Agreement is approved in its entirety.

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H.                                    The 10-day stay set forth in Rule 6004(g) of the Federal Rules of Bankruptcy Procedure shall not apply to this Order.

Dated: OCT 15 2004
ARTHUR M. GREENWALD
United States Bankruptcy Judge

SUBMITTED BY:
PEITZMAN, WEG & KEMPINSKY LLP

By:	/s/ Scott F. Gautier
Scott F. Gautier
Proposed Attorneys for Applause, LLC
Debtor and Debtor in Possession

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EXHIBIT A

AMENDED AND RESTATED TRADEMARK PURCHASE AGREEMENT

THIS AMENDED AND RESTATED TRADEMARK PURCHASE AGREEMENT (“Agreement”) is made as of September 21, 2004, by and between Applause, LLC, a Delaware limited liability company (“Seller”), and Russ Berrie and Company, Inc., a New Jersey corporation (“Buyer”), with respect to the following facts:

A.                                   Seller is engaged in the business of designing, manufacturing through third parties and marketing gift products throughout the United States of America and certain foreign countries (the “Business”).

B.                                     On or about August 11, 2004, Seller and Buyer, together with Robert Solomon (“Mr. Solomon”) as the principal of Seller, entered into a Trademark Purchase Agreement with respect to the sale and assignment of the Acquired Intellectual Property (as defined below).

C.                                     On or about August 20, 2004, Mr. Solomon died. Prior to his death, Mr. Solomon transferred all of his assets and property to the Robert G. Solomon Living Trust (the “Trust”).

D.                                    On or about August 31, 2004, an involuntary bankruptcy petition was filed against Seller in the United States Bankruptcy Court for the Central District of California, San Fernando Valley Division (the “Bankruptcy Court”). Therefore, all references to Seller refer to Seller and Seller’s bankruptcy estate.

E.                                      Pursuant to a stipulated order entered by the Bankruptcy Court on September 7, 2004, Seller is required to comply with the requirements of section 363(b)(l), (d), (f), (m) and (o) of the Bankruptcy Code with respect to the sale of property out of the ordinary course of business as contemplated by this Agreement.

F.                                      Seller anticipates that it will consent to an order for relief under chapter 11 of the Bankruptcy Code on or about September 23, 2004.

G.                                     Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms and subject to the conditions of this Agreement, the Acquired Intellectual Property (as defined below).

                                                NOW, THEREFORE, subject to the approval of the Bankruptcy Court, the parties agree as follows:

1.                                     CERTAIN DEFINITIONS

As used therein the following terms shall have the following meanings:

1.1  “Acquired Intellectual Property” means (i) the trade names and trademarks “Applause” and “Appaws” and all variations thereof (including all common law and federal, state and foreign trade name and trademark registrations and filings) including the registered trademarks listed on Schedule 1 attached hereto, (ii) all trade name and trademark registration applications, including the applications listed on Schedule 1, (iii) the good will associated with any of the foregoing described in clauses (i) and (ii), (iv) all domain names owned by Seller which include either the term “Applause” or the term “Appaws,” including “www.applause.com,” and (v) all claims for infringement on any of the Acquired Intellectual Property, whether now existing or hereafter arising and whether known or unknown.

1.2  “Applause Inventory” means any inventory of plush toys and other products on which there is a hangtag or other label utilizing any of the Acquired Intellectual Property other than any Dakin label sewn into a plush toy or other product or a Dakin hang tag attached to a plush toy or other product, which label or hang tag only uses the word “Applause” in the context of describing that Dakin is a division of Applause, LLC.

1.3  “Applause Legal Label Inventory” means any inventory of plush toys and other products (including “Dream Pets” plush toys) on which the only reference to any of the Acquired Intellectual Property is a Dakin label sewn into a plush toy, or other product or a Dakin hang tag attached to a plush toy or other product, which label or hang tag only uses the word “Applause” in the context of describing that Dakin is a division of Applause, LLC.

1.4  “Closing Date” means the date on which the Closing occurs.

1.5  “Closing Payment” means the amount necessary to complete the payment of the Purchase Price.

1.6  “Court Approval Order” has the meaning set forth in Section 5.5.4 below.

1.7  “Encumbrances” means any and all security interests, pledges, mortgages, liens, charges, encumbrances, licenses, adverse claims, preferential arrangements, obligations to sell, options or other rights to purchase, rights of first refusal or first negotiation or other restrictions of any kind, including any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership.

1.8  “Inventory Assets” means the items of Applause Inventory purchased by Buyer from Seller pursuant to Section 9.2 below.

1.9  “Inventory Purchase Price” means the amount to be paid by the Buyer for the purchase of the Inventory Assets pursuant to Section 9.2 below.

1.10  “Licenses” means (i) a license or agreement from Seller pursuant to which a third party is permitted to use any of the Acquired Intellectual Property or (ii) any license or agreement from a third party pursuant to which Seller is permitted to use any of the Acquired Intellectual Property.

1.11  “Purchase Price” has the meaning set forth in the First Amendment to Amended and Restated Trademark Purchase Agreement attached hereto.

1.12  “Senior Encumbrances” means the Encumbrances in favor of the Secured Lender.

1.13  “Secured Lender” means Wells Fargo Business Credit, Inc.

1.14  “Taxes” means all federal, state, local and foreign taxes, including, gross, income, net income, gross receipts, net proceeds, alternative, add-on, minimum, ad valorem, value added, turnover, sales, uses, property, personal property (tangible and intangible), real property, stamp, customs, duties, excise, franchise, transfer, license, withholding, social security, unemployment, disability, payroll, employment, excess profits, and other taxes and including all interest and penalties imposed thereon.

1.15  “Trade name and Trademark Assignment” means a trade name and trademark assignment of Seller in the form reasonably satisfactory to Buyer.

1.16  “Transaction” means the sale, transfer, assignment, and delivery of the Acquired Intellectual Property and the Inventory Assets and the other transactions contemplated by this Agreement.

2.                          PURCHASE AND SALE OF THE ACQUIRED INTELLECTUAL PROPERTY.

2.1  Purchase and Sale. Subject to the terms and conditions of this Agreement, at the “Closing” (as defined below), Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller all of the Acquired Intellectual Property and Inventory Assets for the Purchase Price. Except for the representations and warranties expressly set forth in this Agreement, the sale and assignment of the Acquired Intellectual Property and the Inventory Assets are being transferred to Buyer “AS IS, WHERE IS, WITH NO REPRESENTATIONS, WARRANTIES OR RECOURSE OF ANY KIND.”

2.2  Payment of Purchase Price. The Purchase Price shall be paid as follows:

2.2.1  Deposit. On or before September 30, 2004, Buyer shall deposit with Seller a non-refundable deposit in the sum of $200,000 (the “Deposit”), which shall be held by Seller in a segregated interest-bearing account. All interest accrued on the Deposit shall be deemed included in the Deposit. The Deposit shall be credited toward the Purchase Price at the Closing. The Deposit shall be in the form of cash, a cashier’s check drawn on good and sufficient funds on a federally insured bank in the State of California or a wire transfer of immediately available funds to an account designated by Seller (“Cash”) and shall be made payable to the order of Applause, LLC. The Deposit shall be nonrefundable to Buyer in the event of a material breach of this Agreement by Buyer. The Deposit, and interest accrued thereon, shall be refundable to Buyer in the event of Buyer’s termination of this Agreement due to a material breach of this Agreement by Seller, the failure of the Closing to occur on or before November 15, 2004, or the Closing of the Transaction with a successful overbidder for the Acquired Intellectual Property.

2.2.2  Closing Payment. At the Closing, Buyer shall make the Closing Payment to Seller in Cash.

2.2.3  Closing. Subject to the satisfaction of the conditions set forth in Sections 7 and 8 or the waiver thereof, as provided in those Sections, the closing of the purchase and sale of the Acquired Intellectual Property and the Inventory Assets (the “Closing”) shall take place upon the first business day after all conditions to the Closing have been satisfied or waived at 10:00 a.m. at the offices of Mitchell Silberberg & Knupp LLP, 11377 West Olympic Boulevard, Los Angeles, California, or on such other date, and at such other place and time, as the parties hereto shall mutually agree.

2.3  No Assumption of Liabilities. Buyer shall not assume, be liable for or agree to pay, perform or discharge any liability or other obligation of Seller, whether known or unknown, including any (i) liability or obligation arising out of, incurred in connection with, related to or created as a result of this Agreement; (ii) liability arising out of actions or omissions of Seller on, prior to or after the Closing Date; (iii) liability resulting from breach of contract arising out of actions of Seller as a result of the sale of the Acquired Intellectual Property and Inventory Assets pursuant to this Agreement; (iv) liability of Seller for any Taxes arising on, prior to or after the Closing Date, or in connection with the sale of the Acquired Intellectual Property and Inventory Assets hereunder; (v) liability in connection with any of Seller’s employees, including salaries, benefits, commissions, any employee benefit plans of Seller or in which Seller’s employees participate, payroll taxes or any severance payments due as a result of Seller’s termination of its employees; and (vi) any other liability or obligation of Seller arising on, prior to or after the Closing Date in connection with the Business.

2.4  Excluded Property. Except for the Acquired Intellectual Property and Inventory Assets, Seller is not selling, transferring or assigning and Buyer is not acquiring any interest in any other property of Seller, including any accounts or other amounts owed to Seller on account of any sales of inventory by Seller.

3.                                      REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1  Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business as a foreign limited liability company (and is in good standing therein) in the State of California.

3.2  Capacity and Authority, No Violations. Upon entry of the Court Approval Order: (i) Seller has the requisite power, legal capacity and authority and the right to execute and deliver this Agreement and to carry out the terms and conditions applicable to Seller under this Agreement; (ii) This Agreement constitutes, and each other agreement and instrument to be executed and delivered by Seller pursuant to the terms of this Agreement (collectively, the “Seller’s Transaction Documents”) constitutes, the legal, valid and binding obligation of Seller enforceable in accordance with their respective terms; (iii) The execution, delivery and performance of this Agreement and the other Seller’s Transaction Documents have been duly authorized by all requisite action on the part of Seller; and (iv) This Agreement and all other Seller’s Transaction Documents have been duly executed and delivered by Seller. The execution and delivery of this Agreement and the other Seller’s Transaction Documents by Seller and

Seller’s consummation of the Transaction and performance of its obligations hereunder and thereunder will not (a) conflict with or result in the violation of any applicable law or rule or regulation affecting Seller or the Acquired Intellectual Property and Inventory Assets; (b) conflict with or result in the violation of any judgment, order, decree or award of any court, arbitrator, mediator or governmental agency or instrumentality to which Seller is a party or by which Seller or any of the Acquired Intellectual Property or Inventory Assets, is bound or affected; (c) conflict with, or result in the violation of, the Certificate of Formation, as amended, of Seller or the Limited Liability Company Agreement, as amended, of Seller; or (d) conflict with, result in the violation or termination of, or accelerate the performance required by, any contract, indenture, instrument or other agreement to which Seller is a party or by which Seller or any of the Acquired Intellectual Property or Inventory Assets may be bound or affected.

3.3  Ownership of Seller. The sole owners of record and beneficially of all outstanding membership interests and economic interests in Seller are the Trust and SAL, LLC.

3.4  Non-Foreign Status. Seller is not a foreign person or entity under section 1445 of the Internal Revenue Code of 1986, as amended.

3.5  Ownership of Acquired Intellectual Property; Infringements. Seller is the owner of, and has good and marketable title to, all of the Acquired Intellectual Property and Inventory Assets, free and clear of all Encumbrances other than the Senior Encumbrances and upon entry of the Court Approval Order and payment of the Purchase Price, Buyer will have good and marketable title to all of the Acquired Intellectual Property and Inventory Assets, free and clear of all Encumbrances, including the Senior Encumbrances. None of the Acquired Intellectual Property or Inventory Assets infringes on the intellectual property rights of any third party and Seller has not had any notice of or has any knowledge of any conflict with or infringement of the asserted rights of others with respect to any Acquired Intellectual Property. Seller has filed and paid for all necessary renewals, statements of use and requests for registration application extensions of any of the Acquired Intellectual Property described in Schedule 1 attached hereto, such that all such Acquired Intellectual Property remains in full force and effect.

3.6  No Licenses. Seller is not a party to any Licenses that relate to or are in any way connected with any of the Acquired Intellectual Property and none of the Acquired Intellectual Property is subject to any Licenses.

3.7  Litigation and Claims. Except for information previously provided to Buyer or its professionals, there is no pending or overtly threatened litigation or other legal proceeding or governmental investigation against Seller affecting any of the Acquired Intellectual Property or challenging the validity or propriety of, or seeking to enjoin or set aside, (a) the execution and delivery of this Agreement by Seller, (b) the consummation by Seller of the Transaction, or (c) the performance by Seller of its obligations hereunder. Seller is not a party to any judgment, order, decree or award of any court, arbitrator, mediator or governmental agency or instrumentality which would or might affect the Acquired Intellectual Property.

3.8  Consents and Approvals. Upon entry of the Court Approval Order, no other consent, approval, authorization or other action by, or filing or registration with, any federal, state, or local or foreign governmental authority, or any other person or entity is required in connection with the execution and delivery by Seller of this Agreement and Seller’s Transaction Documents, the consummation by Seller of the Transaction contemplated hereby or thereby or the performance by Seller of its obligations hereunder or thereunder.

3.9  Inventory. All Applause Inventory, Applause Legal Label Inventory and Inventory Assets on the date of sale by Seller will be free of any defects and in compliance with all applicable laws, rules and regulations, and have been manufactured in accordance with all safety and other consumer product laws and are saleable in the ordinary and usual course of business and the Inventory Assets are of first quality.

3.10  Brokers and Finders. Other than the one broker or finder which Seller may or may not have engaged prior to August 11, 2004 (“Seller’s Possible Broker”), no broker or finder has acted for Seller in connection with this Agreement or the Transaction. No broker or finder other than Seller’s Possible Broker is entitled to claim any brokerage commission, finder’s fee or other compensation based on agreements or arrangement by Seller. It is understood and agreed that Buyer is not in any way responsible for the payment of any commission, finder’s fee or other compensation to Seller’s Possible Broker.

3.11  No Material Misstatements. No representation or warranty by Seller contained in this Agreement, or in any exhibit or schedule attached hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.12  No Other Warranties by Seller. Other than as expressly set forth in this Agreement, Seller makes no representations or warranties of any kind, express or implied, either oral or written, with respect to the condition or value of the Acquired Intellectual Property or Inventory Assets. Other than as expressly set forth in this Agreement, Seller has made and hereby makes no warranty or representation whatsoever regarding the fitness for a particular purpose, quality, or merchantability of the Acquired Intellectual Property or Inventory Assets purchased by Buyer.

4.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1  Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of New Jersey.

4.2  Power and Authority, Consents. Buyer has the requisite corporate power and corporate authority to execute and deliver this Agreement and to carry out the terms and conditions applicable to it under this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Buyer pursuant to the terms of this Agreement will, upon entry of the Court Approval Order, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms. The execution and delivery of this Agreement by Buyer, Buyer’s consummation of the Transaction and the performance of Buyer’s obligations hereunder will not (a) conflict with or result in the violation of the certificate of incorporation or bylaws of Buyer; (b) conflict with or result in the violation of any applicable law, rule or regulation affecting Buyer; or (c) conflict with or result in the violation of any judgment, order, decree or award of any court, arbitrator, mediator, or governmental agency or instrumentality, to which Buyer is a party or by which Buyer is bound or affected. Except for entry of the Court Approval Order, no consent, approval, authorization or other action by, or filing or registration with, any federal, state or local governmental authority or any other person or entity, is required in connection with the execution and delivery by Buyer of this Agreement, the consummation by Buyer of the Transaction or the performance of Buyer’s obligations hereunder.

4.3  Litigation and Claims. Buyer is not a party to, nor is there, any pending or overtly threatened litigation or other legal proceeding or governmental investigation against Buyer challenging the validity or propriety of, or seeking to enjoin or set aside, (a) the execution and delivery of this Agreement by Buyer, (b) the consummation by Buyer of the Transaction, or (c) the performance by Buyer of Buyer’s obligations hereunder.

4.4  Brokers and Finders. No broker or finder has acted for Buyer in connection with this Agreement or the Transaction, and no broker or finder is entitled to any brokerage commission, finder’s fee or other compensation based on agreements or arrangements made by Buyer.

4.5  Buyer’s Investigation. Except for Seller’s express representations and warranties contained in this Agreement, Buyer has not relied in entering into this Agreement upon any oral or written information from Seller, or any of its employees, affiliates, agents, legal counsel, or other representatives. Buyer further acknowledges that no employee, affiliate, agent, legal counsel, or other representative of Seller has been authorized to make, and Buyer has not relied upon, any statement or representation other than those specifically set forth in this Agreement.

5.                                      COVENANTS OF SELLER

5.1  Investigation. Seller agrees that, from the date of this Agreement through the Closing, (i) it shall make available to Buyer and its authorized representatives all books, papers and records relating to the Acquired Intellectual Property and (ii) upon reasonable prior notice to Seller, the Buyer may inspect the Inventory Assets of Seller that Buyer shall purchase at the Closing pursuant to Section 9.2 below. By no later than October 5, 2004, Seller shall deliver to Buyer an updated detailed list of all Applause Inventory and Applause Legal Label Inventory.

5.2  Conduct of Business. Seller agrees that, from the date of this Agreement through the Closing it will not (i) dispose of any of the Acquired Intellectual Property or (ii) commit any act that will have a materially adverse effect on the Acquired Intellectual Property or the Inventory Assets. Buyer understands and agrees that Seller shall otherwise continue to operate in the ordinary course of its business; provided, however, Seller shall not sell or otherwise dispose of any Applause Inventory at prices less than those set forth in Section 9.2.

5.3  Satisfying Conditions. Seller shall perform all of its covenants set forth herein which are conditions to Buyer’s obligation to purchase the Acquired Intellectual Property and the Inventory Assets on the first business day following entry of the Court Approval Order, including obtaining any and all consents, approvals, authorizations and other actions by, and completing any and all filings or registrations with, all federal, state and local governmental authorities which are necessary for Seller to consummate the Transaction, including the assignment or transfer of ownership of all Acquired Intellectual Property to Buyer.

5.4  Disclosure of Changes. Seller will refrain from knowingly taking any action which would render untrue any representation, warranty or covenant made by Seller contained in this Agreement, and will not knowingly omit to take any action, the omission of which would render untrue any such representation, warranty or covenant. Seller shall promptly notify Buyer in writing of (i) the commencement or overt threat of any lawsuit or claim against Seller affecting the Acquired Intellectual Property or Inventory Assets or challenging the validity or propriety of or seeking to enjoin or to set aside the Transaction; (ii) any adverse change in the Acquired Intellectual Property or Inventory Assets; and (iii) any change in any of the representations or warranties of Seller set forth in this Agreement or in any exhibit, certificate or other document delivered to Buyer by Seller pursuant to this Agreement. Notice to Buyer of any of the foregoing shall not be deemed an amendment to the representations and warranties of Seller set forth in this Agreement.

5.5  Possible Higher or Better Offers; Overbid Procedures and Break-Up Fee. Seller and Buyer acknowledge that the Agreement is subject to approval by the Bankruptcy Court and shall be noticed to all creditors and parties in interest in the Seller’s bankruptcy case. Seller and Buyer acknowledge and are aware that the sale contemplated by the Agreement is subject to any higher or better offers, as well as any objections by creditors and parties in interest. In making its recommendations to the Bankruptcy Court with respect to any overbids, Seller may consult with the Secured Lender and other parties in interest. Seller shall seek from the Bankruptcy Court the approval of the following “Overbid and Sale Procedures.” If the following overbid and sale procedures are not approved by the Bankruptcy Court prior to the Sale Hearing described below, Buyer may, by notice to Seller, terminate this Agreement and Seller shall thereupon return the Deposit to Buyer.

5.5.1  Minimum Overbids. The sale of the Acquired Intellectual Property Assets shall be subject to qualifying overbids. Potential overbidders must bid an initial amount of at least four million two hundred thousand dollars ($4,200,000) in Cash. At the in person auction to be conducted at the Sale Hearing, minimum bid increments beyond the initial overbid of four million two hundred thousand dollars ($4,200,000) shall be in increments of fifty thousand dollars ($50,000) in Cash. Initial overbids must be in writing and be received by Seller’s counsel no later than three business days prior to the hearing at which Seller shall seek approval of this Agreement and the Transaction (the “Sale Hearing”). Initial overbids must be accompanied by a Cash deposit in certified funds in the amount of two hundred thousand dollars ($200,000), which will be deposited into an interest bearing account and will either be applied to the Purchase Price to be paid by a successful overbidder, or will be returned to the overbidder within three business days following consummation of the Transaction with another purchaser.

5.5.2  Qualified Overbidders. All overbidders shall prequalify no later than three business days prior to the Sale Hearing, by providing to Seller’s counsel evidence of such overbidder’s ability to pay the new purchase price that may be established by the overbidding, complete the purchase of the Acquired Intellectual Property and perform the other Transaction under the overbidding procedures.

5.5.3  Break-Up Fee. In the event that Buyer is not the successful bidder at the Sale Hearing, and conditional upon Seller’s consummating the Transaction to the successful overbidder (“Purchaser”), from the proceeds of the sale Seller shall pay to the Buyer a break-up fee of one hundred, twenty-five thousand dollars ($125,000). Buyer shall have no other claim against Seller or Seller’s estate arising from the Agreement.

5.5.4  Court Approval Order. Seller shall seek the approval of the Bankruptcy Court for this Agreement and the Transaction pursuant to a motion to be filed and served in accordance with the Bankruptcy Code and applicable rules. In the motion, the Seller shall, among other things, request that the Bankruptcy Court enter an order in form and substance reasonably acceptable to Seller and Buyer authorizing and approving the sale and assignment of the Acquired Intellectual Property, the Inventory Assets and the Transaction contemplated by this Agreement free and clear of Encumbrances and including a determination that the Buyer is purchasing the Acquired Intellectual Property and the Inventory Assets in good faith within the meaning of section 363(m) of the Bankruptcy Code (the “Court Approval Order”), and the Bankruptcy Court has expressly waived the 10-day procedural stay of sale orders. If the Bankruptcy Court fails to enter the Court Approval Order in a form reasonably acceptable to Seller and Buyer, such form to encompass the substance of the terms of this Agreement, Buyer or Seller may terminate this Agreement and Seller shall thereupon promptly return the Deposit to Buyer.

6.                                      COVENANTS OF BUYER

6.1  Satisfying Conditions. Buyer shall perform all of its covenants set forth herein which are conditions to Seller’s obligation to sell the Acquired Intellectual Property and the Inventory Assets on or before one business day following entry of the Court Approval Order, including obtaining any and all consents, approvals, authorizations and other actions by, and completing any and all filings or registrations with, all federal, state and local governmental authorities which are necessary for Buyer to consummate the Transaction.

7.                                      CONDITIONS TO OBLIGATION OF BUYER TO PERFORM

The obligations of Buyer under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by Buyer by delivery to Seller of a written notice of such waiver:

7.1  Representations and Warranties True on the Closing Date. The representations and warranties of Seller contained in this Agreement, in the Schedules and Exhibits hereto, and in any certificate, document or statement delivered pursuant to the provisions hereof, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Seller shall have delivered to Buyer a certificate in form and substance reasonably satisfactory to Buyer, dated the Closing Date and signed by Seller to such effect.

7.2  Compliance with Agreement. Seller shall have performed and complied with all agreements, covenants, conditions and obligations required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date. Seller shall have delivered to Buyer a certificate in form and substance reasonably satisfactory to Buyer, dated the Closing Date and signed by Seller to such effect.

7.3  Delivery of Documents. Seller shall have delivered to Buyer the following:

7.3.1  the Trade name and Trademark Assignments duly executed by Seller with notarized signature.

7.3.2  good standing certificates for Seller from the Secretary of State of Delaware and the Secretary of State of California.

7.3.3  an Amendment to Certificate of Formation, duly executed by Mr. Socha pursuant to which Seller’s name is changed to any name which does not include therein either the word “Applause” or the word “Appaws,” which Amendment Buyer is hereby authorized to file with the Delaware Secretary of State.

7.3.4  an updated Schedule 1 which is satisfactory to Buyer in its sole and absolute discretion, which shall then be deemed to be the relevant Schedule 1 for all purposes hereunder.

7.3.5  A list of the Applause Inventory and Applause Legal Label Inventory as of no earlier than two (2) days prior to the Closing Date.

7.3.6  Certificates of Insurance evidencing that Seller has obtained the liability insurance required pursuant to Section 9.3 and that Buyer has been named as an additional insured thereon.

7.4  No Material Adverse Changes. From the date hereof to the Closing Date, there shall have been no material adverse changes in the Acquired Intellectual Property or the Inventory Assets as determined in the good faith reasonable judgment of Buyer.

7.5  Entry of Court Approval Order; No Stay. The Court Approval Order shall be entered on the docket of the Bankruptcy Court in form and substance reasonably acceptable to Buyer and Seller, any appeal period applicable to the Court Approval Order shall have lapsed without timely filing of a notice of appeal and no stay of the Court Approval Order shall then be in effect. Buyer in its sole discretion may waive this condition or any portion of this condition, without affecting any other term or requirement of this Agreement.

7.6  Miscellaneous. Receipt by Buyer of all such additional instruments and documents as may reasonably be required by this Agreement or to consummate the Transaction.

8.                                      CONDITIONS TO OBLIGATION OF SELLER TO PERFORM

The obligations of Seller under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by Seller by delivery to Buyer of a written notice of such waiver:

8.1  Representations and Warranties True on the Closing Date. The representations and warranties of Buyer contained in this Agreement, in the Schedules and Exhibits hereto, and in any certificate, document or statement delivered pursuant to the provisions hereof, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Buyer shall have delivered to Seller a certificate in form and substance satisfactory to Seller, dated the Closing Date and signed by Buyer to such effect.

8.2  Compliance with Agreement. Buyer shall have performed and complied with all agreements, covenants, conditions and obligations required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date. Buyer shall have delivered to Seller a certificate in form and substance reasonably satisfactory to Seller, dated the Closing Date and signed by Buyer to such effect.

8.3  Entry of Court Approval Order; No Stay. The Court Approval Order shall be entered on the docket of the Bankruptcy Court in form and substance reasonably acceptable to Buyer and Seller and no stay of the Court Approval Order shall then be in effect.

8.4  Miscellaneous. Receipt by Seller of all such additional instruments and documents as may reasonably be required by this Agreement or to consummate the Transaction.

9.                                      POST CLOSING COVENANTS

9.1  Sell-Off of “Applause” Inventory. For a period of six (6) months commencing on the Closing Date (“Sell-Off Period”), Seller shall be entitled to sell any Applause Inventory which Seller has on hand as of the Closing Date. Seller agrees that it will not sell any of the Applause Inventory at prices which reflect a discount off of its standard wholesale prices in excess of twenty-five percent (25%) at any time during the first three (3) months of the Sell-Off Period or in excess of Fifty Percent (50%) at any time during the second three (3) months of the Sell-Off Period. Any Applause Inventory on hand after the Sell-Off Period shall either be given to charity by Seller or destroyed by Seller. Promptly after the Sell-Off Period Seller will advise Buyer in writing of the manner in which it disposed of the remaining Applause Inventory. After the Closing, Seller shall not manufacture, purchase or otherwise acquire any additional Applause Legal Label Inventory. After the Closing, Seller may sell all Applause Legal Label Inventory that it then has on hand. There shall be no pricing restrictions regarding the Applause Legal Label Inventory. Every thirty (30) days during the Sell-Off Period and no later than two business (2) days after the end of the Sell-Off Period, Seller shall deliver to Buyer a then current list of all of the Applause Inventory then on hand. Every thirty (30) days after the Closing until all of the Applause Legal Label Inventory has been sold by Seller it shall deliver to Buyer a then current list of all Applause Legal Label Inventory that is on hand. Upon Seller’s sale or other disposal of all Applause Legal Label Inventory, Seller shall notify Buyer in writing of such fact.

During the Sell-Off Period and thereafter, Seller shall not undertake any actions or activities inconsistent with the provisions of this Agreement. Furthermore, Seller shall not at any time undertake any actions or activities which could adversely impact the goodwill in the Acquired Intellectual Property or Buyer’s rights therein in any manner whatsoever.

9.2  Purchase of Certain Inventory. As of the Closing Date, if the Buyer purchases the Acquired Intellectual Property, the Buyer shall also purchase certain of the Applause Inventory that comply with the requirements in Section 3.9 above and that were manufactured under a license to use any of the following names or marks: “Curious George,” “Hush Puppies,” “Wolverine,” “Scoobie Doo” or “Raggedy Anne and Andy.” For the avoidance of doubt, Buyer shall not be obligated to purchase (or pay for) any products which Buyer deems to not meet the representations and warranties set forth in Section 3.9 herein relating to quality and safety. The purchase price per unit of product purchased by Buyer pursuant to this Section 9.2 shall be the lesser of (i) 30% off Seller’s standard wholesale price or (ii) the actual out-of-pocket cost of Seller to procure and ship such product to the port in Los Angeles, California, i.e., “landed costs.” Upon Seller’s receipt of payment for the products so purchased, Seller shall ship the products to Buyer at Buyer’s cost pursuant to shipping instructions received by Seller from Buyer. Subject to the final inventory of Inventory Assets, the purchase price for the Inventory Assets shall not be more than $250,000 unless the Seller and Buyer agree to the sale and purchase of inventory in excess of $250,000.

9.3  Additional Insured. From the Closing date until three (3) years after Seller sells or otherwise disposes of its last item of Applause Inventory and Applause Legal Label Inventory, (i) Seller will maintain product liability and general liability insurance policies in commercially reasonable amounts, but in no event providing coverage of less than Three Million Dollars ($3,000,000) per occurrence or claim, (ii) Seller will cause Buyer to be listed as an additional insured on all such liability insurance policies of Seller, and (iii) Seller shall, upon request of Buyer, from time to time provide Buyer with certificates of insurance evidencing such coverage.

10.                               TERMINATION

10.1  Termination In Absence Of A Default. This Agreement may be terminated at any time by the written agreement of Seller and Buyer. This Agreement will terminate automatically and without notice to the other parties upon the closing of the sale of the Acquired Intellectual Property to a party other than Buyer. In the event the Closing does not occur on or before November 15, 2004, for any reason and neither Buyer, on the one hand, nor Seller, on the other hand, is in breach of its respective obligations hereunder, then any party hereto may terminate this Agreement and none of Seller or Buyer will have any further obligation to the other(s). In the absence of any existing default by Buyer, Seller shall return the Deposit to Buyer within three (3) business days after the Agreement is terminated.

10.2  Termination As A Result Of A Default. If any party breaches any covenant or representation or is otherwise in default under this Agreement, any other party may terminate the Agreement by providing written notice to the other party. If the Agreement is terminated by Seller as a result of a default by Buyer, Seller shall be entitled to retain the Deposit, as liquidated damages and other than retaining the Deposit, Seller shall have no other right or remedy against Buyer, all of which are expressly waived hereby. Upon termination of the Agreement under this

Section by Buyer as a result of a default by Seller, Seller shall return the Deposit to Buyer within three (3) business days after the Agreement is terminated, and Buyer shall be able to seek its rights and remedies against Seller under applicable law, including specific performance or other equitable relief.

11.                               INDEMNIFICATION

11.1  Indemnification by Seller and Buyer. Subject to Sections 11.2 and 11.3, Seller will indemnify, hold harmless, defend and bear all costs of defending Buyer, together with its successors and permitted assigns, from, against, and with respect to, any and all damage, loss, deficiency, and related expense (including any reasonable attorney and accountant fees, and related expenses), action, suit, proceedings, demand, assessment or judgment to or against Buyer (collectively, “Buyer’s Aggregate Net Loss”) arising out of or in connection with (i) any breach or violation of, or nonperformance by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or in any agreement, document, certificate or schedule required to be furnished pursuant to this Agreement, (ii) any obligation, debt or liability of Seller, (iii) all Taxes arising out of the purchase and sale of the Acquired Intellectual Property, (iv) any products liability defects, liability or claim made in connection with any of the Applause Inventory, Applause Legal Label Inventory or inventory sold to Buyer by Applause pursuant to Section 9.2, (v) any fees, commissions or expense reimbursements due Seller’s Possible Broker.

Subject to Section 11.2, Buyer will indemnify, hold harmless, defend and bear all costs of defending Seller, together with its, successors and permitted assigns, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees and related expenses), action, suit, proceedings, demand, assessment or judgment to or against Seller (collectively, “Seller’s Aggregate Net Loss”) arising out of or in connection with (i) any breach or violation of, or nonperformance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or in any agreement, document, certificate or schedule required to be furnished pursuant to this Agreement and (ii) the Acquired Intellectual Property and any other property acquired pursuant to this Agreement and arising on or after the Closing.

11.2  Third-Party Claims. If any third-party claim (“Third-Party Claim”) is made by or against a party (the “Claiming Party”) that, if sustained, would give rise to a liability of the other party or parties hereunder (collectively, the “Indemnifying Party”), that Claiming Party will promptly cause written notice of the claim to be delivered to the Indemnifying Party and will afford the Indemnifying Party and its counsel (who must be reasonably acceptable to the Claiming Party), at the Indemnifying Party’s sole expense, the opportunity to defend or settle the Third-Party Claim. Any notice of a Third-Party Claim will state, with reasonable specification, the alleged basis for the claim and the amount of liability asserted by or against the Claiming Party or Claiming Parties by reason of the Third-Party Claim. If such notice is not given, it will not release the Indemnifying Party, in whole or in part, from its obligations under this Section 11, except to the extent that the Indemnifying Party’s ability to defend against such Third-Party Claim is actually prejudiced thereby. Alternatively, if notice is given and the Indemnifying Party fails to assume the defense of such claim within ten (10) days after receipt thereof with counsel reasonably satisfactory to the Claiming Party, the Third-Party Claim may be defended, compromised or settled by the Claiming Party without the consent of the Indemnifying Party and the Indemnifying Party will remain liable under this Section 11. The Claiming Party will fully cooperate with counsel for the Indemnifying Party. The Indemnifying Party will cause its counsel to consult with the Claiming Party, as appropriate, as to the defense of such claim, and the Claiming Party may, at its own expense, participate in such defense, assistance or enforcement, but the Indemnifying Party will control such defense, assistance or enforcement.

The Indemnifying Party may settle any Third-Party Claim that it is defending pursuant to this Section 11.2 if such Third-party Claim solely involves monetary damages and only if the amount of such settlement is to be paid entirely by the Indemnifying Party pursuant to this Section 11. The Indemnifying Party will not enter into a settlement of a Third-Party Claim that involves a non-monetary remedy or that will not be paid entirely by the Indemnifying Party pursuant to this Section 11 without the written consent of the Claiming Party, which consent will not be unreasonably withheld.

11.3  Not Sole and Exclusive Remedy. Notwithstanding anything herein to the contrary, the indemnification provided in this Section 11 shall not be the sole and exclusive remedy of Buyer and Seller with respect to matters described in Section 11; each party hereto shall have such additional rights and remedies as are available at law or in equity.

11.4  Limitations of Liability. Notwithstanding anything herein to the contrary, except for fraud for which there will be no limitation (i) Seller’s maximum liability and Buyer’s maximum liability for any breach of this Agreement and any obligation arising under Section 11 of this Agreement shall not exceed $500,000 and (ii) Seller’s obligation to indemnify, hold harmless, defend and bear all costs of defending Buyer and Buyer’ s obligation to indemnify, hold harmless, defend and bear all costs of defending Seller as described in Section 11 herein shall terminate on the one-year anniversary of the Closing Date.

12.                               GENERAL PROVISIONS

12.1  Expenses. Except as otherwise specifically provided, each party shall be responsible for its own fees, costs and other expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the Transaction.

12.2  Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of Buyer and Seller made herein or in any certificate or other document delivered pursuant to this Agreement shall survive the Closing Date and the consummation of the Transaction, notwithstanding (except as otherwise expressly provided otherwise in this Agreement) any examination made by or for the party to whom such representations, warranties or covenants were made or, the knowledge of any officers, directors, employees or agents of the party, or the acceptance of any certificate or opinion.

12.3  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or if sent by facsimile, provided that the facsimile is promptly confirmed by written confirmation sent by registered or certified U.S. mail (postage prepaid, return receipt requested), (ii) three (3) days after being mailed if mailed by registered or certified U.S. mail (postage prepaid, return receipt requested), or (iii) one (1) day after being sent by a nationally recognized overnight air courier such as FedEx or DHL to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Seller:	Dakin & Co.
23942 Lyons Avenue
Newhall, California 91321
facsimile: (661) 254-2051
Attn: David Socha, General Manager

with a copy to:	Casale Alliance, LLP
1158 26th Street #325
Santa Monica, California 90403-4698
facsimile: (310) 919-2810
Attn: Gerard Casale, Jr., Esq.

if to Buyer:	Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, New Jersey 07436
facsimile: (201) 405-7905
Attn: President

with a copy to:	Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, New Jersey 07436
facsimile: (201) 405-7377
Attn: General Counsel

with a copy to:	Mitchell Silberberg & Knupp LLP
11377 West Olympic Boulevard
Los Angeles, California 90064
facsimile: (310) 231-8386
Attn: Anthony A. Adler, Esq.

12.4  Attorneys’ Fees. In the event any suit is brought by any party hereto to enforce the terms of this Agreement, the  prevailing party shall be entitled to the payment of its reasonable attorneys’ fees and costs, as determined by the judge of the Court.

12.5  Entire Agreement; Modification. This Agreement and the other agreements contemplated herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof, including the Trademark Purchase Agreement made as of August 11, 2004. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

12.6  Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Signatures made by facsimile shall be deemed original signatures. Notwithstanding the foregoing, upon the request of any party hereto the other parties hereto shall provide promptly their ink original signatures to this Agreement.

12.7  Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of New Jersey without giving effect to that State’s choice of law rules. Any proceeding to interpret or enforce this Agreement or that is related to the Transaction, whether in contract, tort, equity or otherwise, shall be brought in a court of competent jurisdiction. Each party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

12.8  Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any party hereto, nor shall any provision hereof give any person any right of subrogation against or action over or against any party.

12.9  Successors in Interest. This Agreement may not be assigned or transferred by Seller without the prior written consent of Buyer. Buyer may assign any and all of its rights and obligations under this Agreement to any third party; provided, however, Buyer shall remain primarily and directly liable for all of its obligations hereunder notwithstanding such assignment. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, and successors and permitted assigns of any of the parties to this Agreement, including any trustee appointed in Seller’s bankruptcy case.

12.10  Further Assurances. Each party will promptly execute and deliver such further documents and take such further actions as may be reasonably required to carry out the intent and purpose of this Agreement.

12.11  Interpretation. The Article titles and Section headings are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections contained in this Agreement refer to the Sections of this Agreement. All references to the words “include” or “including” mean “including without limitation.” There will be no presumption against any party (or its counsel) on the ground that such party (or its counsel) was responsible for preparing this Agreement or any part of it. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

SELLER:	APPLAUSE, LLC

	By:	/s/ David Socha
David Socha, General Manager

BUYER:	RUSS BERRIE AND COMPANY, INC.

	By:	/s/ Arnold Bloom
Arnold Bloom, Vice President